Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports First Quarter 2012 Financial Results

Company to Host Conference Call Today, April 24, 2012, at 11:00 AM EDT

ST. PAUL, Minnesota, April 24, 2012 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three months ended March 31, 2012.

For the three months ended March 31, 2012, the Company reported a net loss of $5.6 million, or $0.15 per share, with revenues of approximately $123,000. Research and development expenses were $2.7 million and general and administrative expenses were $2.8 million. Operating expenses were primarily associated with the cost of supporting the Company’s international commercialization efforts, multiple ongoing clinical trials, including the ReCharge Study, and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® Rechargeable System. On March 31, 2012, the Company’s cash, cash equivalents, restricted cash and short-term investments totaled $21.7 million.

“The first commercial shipment of the Maestro Rechargeable System allowed EnteroMedics to recognize product revenue for the first time, marking an exciting achievement in our Company’s history,” said Greg S. Lea, Senior Vice President and Chief Financial Officer. “Our cash and investments of $21.7 million at the end of March, combined with the initial $10.0 million proceeds from the $20.0 million growth capital loan and $5.0 million equity offering announced after the close of the quarter, strengthen our long range capital plan. Our cash position now allows the Company to reach well beyond key clinical and regulatory milestones for the US market, including a Premarket Approval application with the Food and Drug Administration, which we anticipate submitting in the first half of 2013 assuming positive data from the ReCharge Study pivotal trial.”

Conference Call Details

The conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 72907169. A replay of the call will be available from April 24, 2012 at 2:00 PM Eastern Time through July 24, 2012 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 72907169.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About Maestro® Rechargeable (RC) System

The Maestro RC System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged via an external mobile charger and transmit coil that the patient uses for a short time each week. The Maestro RC System has received CE Mark and has been listed on the Australian Register of Therapeutic Goods.

About VBLOC® Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC® Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC® Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 15, 2012. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Sales	$123	$—
Cost of goods sold	85	—

Gross profit	38	—

Operating expenses:
Research and development	2,710	2,788
Selling, general and administrative	2,814	2,069

Total operating expenses	5,524	4,857

Operating loss	(5,486)	(4,857)
Other income (expense), net	(147)	(229)

Net loss	$(5,633)	$(5,086)

Net loss per share - basic and diluted	$(0.15)	$(0.18)

Shares used to compute basic and diluted net loss per share	36,757	27,892

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and short-term investments	$21,521	$29,493
Restricted cash	200	200
Inventory	1,003	1,069
Prepaid expenses and other current assets	899	805
Property and equipment, net	625	630
Other assets	306	289

Total assets	$24,554	$32,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$263	$434
Debt	4,667	5,188
Other liabilities	4,492	6,823

Total liabilities	9,422	12,445
Stockholders’ equity	15,132	20,041

Total liabilities and stockholders’ equity	$24,554	$32,486